Exhibit 99.1

127 Industry Boulevard • N. Huntingdon, PA 15642 • (724) 863-9663

FOR IMMEDIATE RELEASE

ExOne Introduces Inconel® Alloy 625 as Newest Addition to its 3D Printing Metal Portfolio

•	Represents ExOne’s first single metal alloy more than 99 percent dense

•	Validates ExOne’s binder jetting technology as a cost-effective 3D printing industrial solution

•	Expands addressable market for applications in the aerospace, chemical and energy markets

NORTH HUNTINGDON, PA, May 5, 2014 – The ExOne Company (NASDAQ: XONE) (“ExOne”), a global provider of three-dimensional (“3D”) printing machines and printed products to industrial customers, announced today that its research and development department, the ExOne Material Applications Laboratory (“ExMAL”), has qualified Inconel® alloy 625, a nickel-based alloy. This introduction represents ExOne’s first single metal alloy for 3D printing industrial applications at more than 99 percent density, utilizing its binder jetting technology.

Inconel® alloy 625 is commonly used for components in the aerospace, chemical and energy markets, with applications including gas turbine blades, filtration and separation, heat exchanger and molding processes. The metal is desirable due to its oxidation and corrosion-resistant qualities, able to retain its strength even when subjected to extreme environments such as high pressure or wide temperature ranges. Inconel® alloy 625 has been qualified for use on ExOne’s M-Flex and X1-Lab 3D printing machines. The Company expects to commercialize Inconel® alloy 625 around June 1, 2014.

Rick Lucas, ExOne’s Chief Technology Officer, commented, “Our qualification of the more than 99 percent dense Inconel® alloy 625 further validates ExOne’s binder jetting technology as a cost-effective 3D printing industrial solution. Our machines provide higher volumetric output per unit of time compared with other metal 3D printing technologies, and greater flexibility for simultaneously printing multiple production parts. We believe that the ability to directly print highly dense metal components increases our competitive edge with both subtractive manufacturers and other metal 3D printing technologies.”

The Company’s ExMAL group continues to partner with customers in researching a variety of printing materials. This is part of its ongoing quest to increase ExOne’s portfolio of qualified metals to address a broader opportunity set of applications. ExMAL is in various development stages with several metals, including titanium, which has produced excellent results in preliminary testing and printing research. New materials combined with new product designs tailored to 3D printing will create disruptive market opportunities for customers and also expand the addressable market. In accordance with its strategy, the Company continues to be in varying stages of qualifying additional industrial materials approximately every six months.

For more information regarding the 3D printing process, visit ExOne’s website at www.exone.com.

-MORE-

ExOne Introduces Inconel® Alloy 625 as Newest Addition to its 3D Printing Metal Portfolio

May 5, 2014

About ExOne

ExOne is a global provider of 3D printing machines and printed products, materials and other services to industrial customers. ExOne’s business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its in-house 3D printing machines. ExOne offers pre-production collaboration and print products for customers through its seven PSCs, which are located in the United States, Germany, and Japan. ExOne builds 3D printing machines at its facilities in the United States and Germany. ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support, necessary for purchasers of its machines to print products.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically,” “anticipates,” “believes,” “appears,” “could,” “plan,” and other similar words. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, which include our ability to qualify more materials in which we can print; the availability of skilled personnel; the impact of increased operating expenses and expenses relating to proposed acquisitions, investments and alliances; our strategy, including the expansion and growth of our operations; the impact of loss of key management; our plans regarding increased international operations in additional international locations; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; expectations regarding demand for our industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; demand for aerospace, automotive, heavy equipment, energy/oil/gas and other industrial products; the scope, nature or impact of acquisitions, alliances and strategic investments and our ability to integrate acquisitions and strategic investments; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the effect of litigation and contingencies; the impact of disruption of our manufacturing facilities or PSCs; the adequacy of our protection of our intellectual property; material weaknesses in our internal control over financial reporting and other factors disclosed in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Because they are forward-looking, these statements should be evaluated in light of important risk factors and uncertainties.

Should one or more of these risks or uncertainties materialize, or should any of ExOne’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. The Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information, contact:

Brian Smith	Deborah K. Pawlowski/Karen L. Howard
Chief Financial Officer	Kei Advisors LLC
(724) 765-1350	(716) 843-3908 /(716) 843-3942
brian.smith@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

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